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                                                                EXHIBIT 4.1

                              DYNATECH CORPORATION
                NON-EMPLOYEE DIRECTORS' STOCK COMPENSATION PLAN


I.     INTRODUCTION

       The Dynatech Corporation Non-Employee Directors' Stock Compensation
Plan (the "Plan"), effective October 1, 1994, specifies the compensation to be paid by Dynatech Corporation (the "Company") in shares of Common Stock of the Company ("Stock") for services performed by the members of its Board of Directors who are not employees of the Company ("Non-Employee Directors"). The Plan permits a Non-Employee Director to defer receipt of all or any part of the compensation payable to him under the Plan.

II.    ADMINISTRATION

       The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall have complete discretion and authority with respect to the Plan and its application, except as expressly limited by the Plan.

III.   ELIGIBILITY

       All Non-Employee Directors are eligible to participate in the Plan.

IV.    STOCK RETAINERS

       Subject to the availability of shares under Article VI, each Non-Employee Director shall be entitled to receive a quarterly retainer of 200 shares of Stock, augmented by each of the following amounts for which he qualifies: for service as a member of the Executive Committee, 100 shares of Stock; and for service as Chairman of each Committee other than the Executive Committee, 50 shares of Stock. Except to the extent deferred under Article V, retainers shall be paid, in shares of Stock, on the first day of each calendar quarter.
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V.    DEFERRAL OF STOCK RETAINER

      A. ELECTION TO DEFER. A Non-Employee Director may elect in advance to defer the receipt of some or all of each quarterly Stock retainer. To make such an election, the Non-Employee Director must execute and deliver to the Committee an election form specifying the percentage of his Stock retainers he wishes to defer. Unless otherwise approved by the Committee, any election under this paragraph shall apply only to Stock retainers that are both (i) payable more than six (6) months after receipt and acceptance of such election by the Company and (ii) earned in quarters beginning on or after the start of the next calendar year after such receipt and acceptance. An election shall remain in effect from year to year, until a revocation or new election becomes effective. A Non-Employee Director may revoke his deferral election with respect to Stock retainers that are payable more than six (6) months after receipt and acceptance by the Company of his written revocation.

      B. DEFERRED STOCK ACCOUNT. As of the first day of each calendar quarter, a Non-Employee Director's deferred Stock account ("Account") shall be credited with a number of whole shares of Stock determined by multiplying his elective deferral percentage by the number of shares in his Stock retainer for the quarter and dropping any fraction of a share.

      C. DIVIDEND EQUIVALENT AMOUNTS. Subject to the availability of shares under Article VI, whenever dividends (other than dividends payable only in shares of Stock) are paid with respect to Stock, each Account shall be credited with a number of whole and fractional shares of Stock determined by multiplying the dividend value per share by the Stock balance of the Account on the record date and dividing the result by the fair market

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value of a share of Stock on the dividend payment date.  For this purpose,
"fair market value" of a share of Stock on any given date shall mean the last reported sale price at which Stock is traded on such date, or if no Stock is traded on such date, the most recent date on which Stock was reflected on the NASDAQ National Market System, or if applicable, any other national stock exchange on which Stock is traded.

         D. PERIOD OF DEFERRAL. Each Non-Employee Director making an election pursuant to Paragraph V.A shall specify the deferral period applicable to his Account. Such period shall be either (i) a specified number of years, not fewer than five (5), after the date such specification is made by the Non-Employee Director or (ii) until the Non-Employee Director's termination of membership on the Board of Directors of the Company.

         E. DESIGNATION OF BENEFICIARY. A Non-Employee Director may designate one or more beneficiaries to receive payments from his Account in the event of his death. A designation of beneficiary shall apply to a specified percentage of a Non-Employee Director's entire interest in his Account. Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company. If there is no effective designation of beneficiary, or if no beneficiary survives the Non-Employee Director, the estate of the Non-Employee Director shall be deemed to be the beneficiary. All payments to a beneficiary or estate shall be made in a lump sum in shares of Stock, with any fractional share paid in cash.

         F. PAYMENT. All amounts credited to a Non-Employee Director's Account shall be paid in shares of Stock to the Non-Employee Director, or his designated beneficiary (or beneficiaries) or estate, (i) in a lump sum at the end of the deferral period determined by the deferral election in effect for the Account or (ii) at the Non-Employee Director's prior election, in annual installments over a period of up to ten (10) years; provided, however, that

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fractional shares shall not be paid but shall be aggregated with the next installment, if any, payable from the Account or otherwise shall be paid in cash. Notwithstanding the foregoing, in the event of a Change in Control, all Accounts under the Plan shall become immediately payable in a lump sum.

         G. CHANGE IN CONTROL. "Change in Control" shall mean the occurrence of any one of the following events:

               (i) when, without the prior approval of the Prior Directors of the Company, any Person is or becomes the "beneficial owner" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act"), and the rules and regulations promulgated thereunder), together with all "affiliates" and "associates" (as such terms are used in Rule 12b-2 of the rules and regulations promulgated under the Act) of such Person, directly or indirectly, of 25% or more of the outstanding Stock;

               (ii) the failure of the Prior Directors to constitute a majority of the Board of Directors of the Company at any time within the two years following any Electoral Event; or

               (iii) any other event that the Prior Directors shall determine constitutes an effective change in the control of the Company.

For purposes of the above definition, the following terms shall have the indicated meanings: "Electoral Event" means any contested election of Directors of the Company, or any tender or exchange offer for the Stock, not approved by the Prior Directors, by any Person other than the Company or a Subsidiary; "Person" shall include any natural person, any entity, any "affiliate" (as such term is defined in Rule 405 promulgated under the Securities Act of

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1933, as amended) of any such natural person or entity and any "group" (within the meaning of such term in Rule 13d-5 promulgated under the Act); "Prior Directors" means the Directors in office immediately prior to any Electoral Event (or, if there has been no Electoral Event, the Directors in office on October 1, 1994) and any future Director who has been nominated or elected by a majority of the Prior Directors who are then members of the Board of Directors; and "Subsidiary" means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the chain) owns stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

VI.   SHARES ISSUABLE; ADJUSTMENTS

      A. SHARES ISSUABLE. The aggregate maximum number of shares of Stock reserved and available for issuance under the Plan shall be 100,000 shares subject to the Plan are authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company.

      B. ADJUSTMENTS. In the event of a stock dividend, stock split or similar change in capitalization affecting the Stock, the Committee shall make appropriate adjustments in (i) the number and kind of shares of Stock or securities on which Stock retainers and dividend equivalents ("Stock Awards") shall thereafter be granted, and (ii) the number and kind of shares remaining subject to outstanding Stock Awards (including shares credited to a Non-Employee Director's Account). In the event of any merger, consolidation, dissolution or liquidation of the Company, the Committee in its sole discretion may, as to any

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outstanding Stock Awards, make such substitution or adjustment in the aggregate number of shares reserved for issuance under the Plan and the number of shares subject to such Stock Awards as it may determine and as may be permitted by the terms of such transaction, or amend or terminate such Stock Awards upon such terms and conditions as it shall provide (which, in the case of the termination of any Stock Award, shall require payment or other consideration which the Committee deems equitable in the circumstances).

VII.   AMENDMENT OR TERMINATION OF PLAN

       The Company reserves the right to amend or terminate the Plan at any time, by action of its Board of Directors, provided that no such action shall adversely affect a Non-Employee Director's right to receive compensation earned before the date of such action or his rights under the Plan with respect to amounts credited to his Account before the date of such action, and provided, further, that following approval of the Plan by the Company's shareholders, (i) the provisions of the Plan governing eligibility for and amount, price and timing of Stock Awards may not be amended more than once every six (6) months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder, and (ii) to the extent required by the Act to ensure that Stock Awards are exempt under Rule 16b-3 promulgated under the Act, Plan amendments shall be subject to approval by the Company's shareholders.

VIII.  MISCELLANEOUS PROVISIONS

       A. NO DISTRIBUTION; COMPLIANCE WITH LEGAL REQUIREMENTS. The Committee may require each person acquiring shares of Stock pursuant to a Stock Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to a Stock Award until all

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applicable securities law and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Stock Awards as it deems appropriate.

         B. NOTICES; DELIVERY OF STOCK CERTIFICATES. Any notice required or permitted to be given by the Company or the Committee pursuant to the Plan shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Non-Employee Director at the last address shown for the Non-Employee Director on the records of the Company. Delivery of stock certificates to persons entitled to receive payments under the Plan shall be deemed effected for all purposes when the Company or a share transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to such person at his last known address on file with the Company.

         C.    NONTRANSFERABILITY OF RIGHTS.  During a Non-Employee
Director's lifetime, any payment under the Plan shall be made only to him. No sum or other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Non-Employee Director or any beneficiary under the Plan to do so shall be void. No interest under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Non-Employee Director or beneficiary entitled thereto.

         D. COMPANY'S OBLIGATIONS TO BE UNFUNDED AND UNSECURED. The Accounts maintained under the Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company (including Stock) for payment of any amounts hereunder. No Non-Employee Director or other person shall have any interest in any particular assets of the Company (including Stock) by reason of the right to receive payment under the Plan, and any Non-Employee Director or other person shall have

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only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

         E. GOVERNING LAW. The terms of the Plan shall be governed, construed, administered and regulated in accordance with the laws of the Commonwealth of Massachusetts. In the event any provision of this Plan shall be determined to be illegal or invalid for any reason, the other provisions shall continue in full force and effect as if such illegal or invalid provision had never been included herein.

         F. EFFECTIVE DATE OF PLAN. The Plan shall become effective as of October 1, 1994, subject to approval by the holders of a majority of the shares of Capital Stock of the Company present or represented and entitled to vote at a meeting of the shareholders.



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